Consent of Independent Registered Public Accounting Firm

The Board of Directors
Spark Energy, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-214023 on Form S-3 and in the registration statement No. 333-197738 on Form S-8 of Spark Energy, Inc. of our report dated March 9, 2018, except as to note 3, which is as of March 4, 2019, with respect to the consolidated balance sheets of Spark Energy, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive (loss) income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2017 annual report on Form 10-K of Spark Energy, Inc..

Our report on the consolidated financial statements refers to a change in the accounting for employee taxes paid for shares withheld for tax withholding purposes.

/s/ KPMG LLP

Houston, Texas
March 4, 2019